POWER OF ATTORNEY



The undersigned, being a person required to file a statement under seciton 16(1) of the Securities Act of 1934 (the "1934 Act") and/or
Section 30(f) of the Investment Company Act of 1940 (the "1940 Act") with respect to The High Yield Income Fund, Inc., a Maryland corporation, does hereby appoint Deborah A. Docs, Robert F. Gunia, Marguerite E.H. Morrison and Grace Torres and each of them, as his attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the 1934 Act and 1940 Act necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 27th day of October, 2003.


/s/Douglas H. McCorkindale
Douglas H. McCorkindale










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